EXHIBIT 4.9

                                                            Standard & Chartered


                                            Standard Chartered Bank
Date:         5th March 2001                Corporate & institutional Banking
Our ref:      C&I(LC/TEAM3IBKH              Credit Operations
                                            11 th Floor Standard Chartered Tower
                                            388 Kwun Tong Road
                                            Kwun Tong

CONFIDENTIAL                                Hong Kong
------------

                                            Telephone
                                            Fax

Bonso Electronics Ltd.
Units 1106-1110
11/F., Star House
3 Salisbury Road
Tsimshatsui
Kowloon


Attn.: Mr. Anthony So/Ms. Cathy Pang
------------------------------------

Dear Sirs,

                   BANKING FACILITIES: BONSO ELECTRONICS LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the "Company") the following working capital facilities up to the amounts indicated.


1.   CURRENT ACCOUNT OVERDRAFT - HKD6,000,000.-

2.   TRADE FINANCE GROUP 1 - HKD35,000,000.-

3.   TRADE FINANCE GROUP 2 - HKD30,000,000.-

4.   TRADE FINANCE GROUP 3 - HKD25;000,000.-

The above Trade Finance Groups 1, 2 and 3 are complementary and the combined outstandings are not to exceed HKD35,000,000.- Similarly the combined outstandings of Trade Finance Groups 2 and 3 are not to exceed HKD30,000,000.For product availability, please see the attachment to this letter.

Prior evidence of insurance is required for all "free on board" and "cost and freight" shipments under import letters of credit.

Combined usance and loan period of any one transaction under import facilities is not to exceed 120 days.

Usance period of export facilities is not to exceed 60 days.


Incorporated in England with limited liability by Royal Charter 1853

The principal office of the Company is situated in England at 1 Aldermanbury Square London EC2V 79B Reference Number ZC 18

                                                              Standard Chartered

Bonso Electronics Ltd.                                                    Page 2


Sub-limit for import outstanding under Trade Finance Group 1 is allowed up to HKD20,000,000.- only.

"Documents Against Acceptance" ("D/A") bills under ECIC limit is only available to the following approved drawee with ECIC policy assigned to the Bank:-

Drawee                                                          Limit
------                                                          -----
Sumbeam - Oster Household Products (U.S.A.)                     HKD2,000,000.-

Packing credits is allowed with 70% advance for up to 90 days or the expiry date of the related letters of credit, whichever is earlier.

Export invoice discounting facility is available to the following approved drawees:-

Drawees                         Tenor         Limit
-------                         -----         -----
Omron Healthcare GmbH           45 days     }
Omron Healthcare Inc. (Del)     45 days     } HKD3,000,000.- (combined limit for
Omron Singapore Pte Ltd.        45 days     } Omron Group of companies is
Omron Healthcare Europe BV      45 days     ) HKD3,000,000.-)

Werner Dorsch GmbH              30 days       HKD1,500,000.
(secured by Bank guarantee of USD150,000.-)

Globaltec Corporation           30 days       HKD1,500,000.-

The Company undertakes not to accept any amendments to the master letters of credit without the prior written consent of the Bank.


INTEREST, COMMISSIONS AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears *at. Prime. A default rate-of Prime plus 8% per annum will apply to amounts not paid when due or in excess of agreed facility amounts. "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars. Commissions will be charged at our standard rates unless otherwise . stipulated. Export bills will be discounted and import bills will be financed at our standard bills finance rate minus 0.5% for Hong Kong Dollar and United States Dollar bills and at our standard bills finance rates plus 0.2% per annum for other foreign currency bills. All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

Letters of Credit Opening Commission & Commission in lieu of Exchange
---------------------------------------------------------------------

First USD50,000.-           1/4%
Balance                     1/8%

                                                             Standard (Chartered
Bonso Electronics Ltd.                                                    Page 3


Commission on other Trade Finance Facilities
--------------------------------------------
Invoice discounting 1/8% flat (minimum HKD400:-)

You shall pay to the Bank an arrangement fee of HKD10,000.-, payable on the date on which the Bank's offer of the above facilities are accepted by you as signified by your counter-signing of this letter. The arrangement fee is non-refundable in any event. A handling fee in an amount to be mutually agreed will be payable on each anniversary of the date of this letter if the facilities are continuing. The fees will be debited to your current account.

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out - of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.


AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank- Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or. cash, collateralisation of all or part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the facilities and all further utilisation of the facilities.


ASSIGNMENT

The Company may not assign or transfer all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) without the Bank's prior written consent.

The Bank may at any time assign or transfer to any one or more banks or other financial institutions all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) or change its lending office.


DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed and returned to us together with a certified copy of appropriate authorising board resolutions.

                                                               Standard Chadered

Bonso Electronics Ltd.                                                    Page 4


The following documentation are held/will also be required:

o    General Customer Agreement executed by the Company.

o All monies charge over deposits held by the Company with the Bank in an amount of not less than HKD5,000,000.- (10% extra margin required for major foreign currency deposits. The Bank reserves the right to require a higher margin.)

o All monies first tripartite legal charge over the property known as House 27, Savanna Garden, No. 4283 Tai Po Road, Tai Po Kau, Tai Po, Kowloon in the name of Bonso Investment Ltd. Insurance for the insurable value is to be arranged through mutually acceptable insurers and is to be assigned to and held by the Bank. If not otherwise paid, we will have the right to pay the premiums and debit your current account. We will require a formal valuation before the facilities are used, and annually thereafter a desk-top valuation with a full valuation every third year.

o Bank Guarantee of not less than USD150,000.- issued by Dresdner Bank AG in Frankfurt am Main in favour of the Bank. (10% extra margin required for other major foreign currencies. The Bank reserves the right to require a higher margin.)


o    Unlimited corporate guarantee by Bonso Electronics International Inc.

o Signed original copies of audited financial statements of the Company and Bonso Electronics International Inc. within 9 months after their financial year end. A signed original copy of quarterly financial statements of Bonso Electronics International Inc. within 3 months from each quarter end. Such other information as the Bank may request from time to time.

UNDERTAKINGS

The Company undertakes to the Bank that it will:

o Ensure Ensure loan from Holding Company (Bonso Electronics International Inc.) not to be less than HKD40,000,000.- at all times.

o Utilize the trade finance facilities of no less than average 60% of the available facilities.

o Immediately inform the Bank of any change of the Company's directors or beneficial shareholders or amendment of its memorandum or articles of association.

                                                              Standard Chartered

Bonso Electronics Ltd.                                                    Page 5


By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company's account relationship with the Bank (including credit balances and any security given for the facilities) to (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank's rights in relation to the Company's accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, and (iv) any financial institution with which the Company has or proposes to have dealings to enable credit checks to be conducted on the Company.

Please sign the enclosed copy of this letter and return it to the Bank's Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, for the attention of the undersigned, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong SAR law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact the undersigned, whose telephone number is 2282-6376. With regard to queries on banking arrangements, you can contact your Senior Relationship Mr. Philip Chow, whose telephone number is 2282-6324.

We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK




/s/  Anita Poon
-----------------------------
     Anita Poon
     Senior Credit Documentation Manager

AP/bn
Encl.



Agreed.
For and on behalf of BONSO ELECTRONICS LTD.



/s/ Anthony So
-----------------------------

                                                              Standard Chartered



                             Bonso Electronics Ltd.
                             ----------------------


Attachment Regarding Trade Finance Products
-------------------------------------------

This attachment forms an integral part of our banking facility letter dated 5th March 2001.

You may use any product or aggregate of products in any one group up to the limit shown in the attached banking facility letter.

Trade Finance Group 1
---------------------

o    Discrepant Credit Bills Negotiated - with recourse
o    Purchase of Documents Against Payment Bills of Exchange secured by goods
o Purchase of Documents Against Acceptance Bills of Exchange with ECA/approved insurance cover
o    Back to Back Letters of Credit
o    Import Letters of Credit - sight and usance
                              - secured by goods


Trade Finance Group 2
---------------------

o Purchase of Documents Against Acceptance Bills of Exchange without ECA/approved insurance cover
o Purchase of Documents Against Payment Bills of Exchange not secured by goods
o    Quasi Back to Back Letters of Credit - not secured by goods
o    Import Letters of Credit - sight and usance
                              - not secured by goods
o    Shipping Guarantees
o    Export Invoice Discounting under ECIC cover


Trade Finance Group 3
---------------------

o    Pre-shipment Loan - i.e. Packing Credit
o    Acceptance of draft under Import Letter of Credit
o    Release of Documents Against Acceptance or Trust Receipt
o    Loans Against Trust Receipt
o    Import Loans
o    Export Invoice Discounting

                                    BOARD MINUTES - BM1 (94)
                                    -------------------------------------------
                                   (newfacility letter-authority for variations)




Minutes of a Meeting of the Board of Directors of Bonso Electronics
                                                  -----------------
                                         Unit 1106-1110 11/F Star House
         Limited ("the Company") held at 3 Salisbuzv Road. Tsimhatsui. Kowloon
---------                                -------------------------------------
on the 12 day of March 2001.
      ----       ----------

Present:     Mr. Anthony SO
             Miss Kit Teng PANG
             Mr. K. W. CHUM

1. With the approval of the meeting, Mr. Anthony SO presided as Chairman.
                                    ----------------

2. The Chairman noted that, due notice of the meeting having been given to all the directors and a quorum being present, the meeting could proceed.

3. The Chairman reported that Standard Chartered Bank ("the Bank") had offered to make available certain facilities

  ("the Facilities") to the Company on the terms set out in the Bank's facility letter dated 5th March 2001 ("the Facility Letter"), a copy of which was tabled.

5. The directors declared their interests (if any) in the transactions contemplated by the Facility Letter and the Chairman noted that, pursuant to the articles of association of the Company,

  none of the directors was thereby prohibited from voting at the meeting


6. Discussion then took place on the terms of the Facility Letter


7. IT WAS NOTED that from time to time the Company may wish to vary the Facilities and that it would be appropriate for certain variations to be authorised in advance at this meeting.

8. IT WAS RESOLVED that:

  # (a) it was in the interests of the Company. to its benefit and in furtherance of its objects, that the Company accept the Facilities;

     (b) any director of the Company (a "director") or any other person from time to time authorised to operate the Company's current account with the Bank (an "authorised signatory'7, be and is hereby authorised to sign on behalf cf the Company the Facility Letter and such other documents as such director or authorised signatory may deem necessary and proper in connection therewith:

     (e) any director or any authorised signatory be and is hereby authorised from time to time on behalf of the Company to approve any temporary excess borrowing or other accommodation or other temporary variation of the Facilities or of the terms of the Facility Letter:

9.   IT WAS FURTHER RESOLVED that:

     (a) any director be and is hereby authorised from time to time on behalf of the Company to agree with the Bank to (i) increase or otherwise vary the limits or accommodation available under the Facilities, (ii) vary the terms on which the Facilities are to be made available or continued (whether as to security or otherwise) and (iii) for this purpose, execute any amendment or supplement to the Facility Letter and such other documents and do such other things as such director may deem necessary and proper in connection therewith;

     (b) any director or any authorised signatory be and is hereby authorised to sign on behalf of the Company any further security document which is to be executed under hand and which is required to be executed in connection with any variation of the Facilities approved by a director pursuant to resolution 9(a) above.

10. IT WAS FURTHER RESOLVED that any director or any authorised signatory be and is hereby authorised on behalf of the Company to execute such other documents and do such other things relating to any of the matters aforesaid as such director or authorised signatory may deem necessary and proper in connection therewith.

11. IT WAS FURTHER RESOLVED that a copy of these minutes (certified as a true copy by a director or the secretary) be delivered to the Bank and that the resolutions referred to herein shall remain in force, and the Bank shall be entitled to rely thereon, until a certified copy of an amending resolution duly passed by the board of directors of the Company shall have been delivered to the C&I, Wholesale Bank of the Bank.

12. There being no further business the Chairman declared the meeting closed.


                                            /s/ Anthony So
                                            ---------------------------------
                                            Chairman

* To be completed/deleted (as appropriate).
# The directors should satisfy themselves as to the accuracy of these paragraphs

                                   Board Minutes - BM 1 (94)
                                   --------------------------------------------
                                  (new facility letter-authority for variations)




    Minutes of a Meting of the Board of Directors of Bonso Electronics
                                                     ------------------------

               Limited ("the Company") held at UNIT 06-10, 11 /F. , STAR HOUSE,
--------------                                 --------------------------------
3 SALISBURY ROAD, TST, KOWLMN on the 14th   day of MAY.2001
-----------------------------       -------        --------




Present: SO HUNG GUN
         CHUNG KIM WAH
         PANG KIT TENG



1. With the approval of the meeting, SO HUNG GUN ANTHONY presided as Chairman.
                                     -------------------

2. The Chairman noted that, due notice of the meeting having been given to all the directors and a quorum being present, the meeting could proceed.

3. The Chairman reported that Standard Chartered Bank ("the Bank") had offered to make available certain facilities ("the Facilities") to the Company on the terms set out in the Bank's facility letter dated 5th March 2001 as amended by the Bank's supplemental ("the Facility Letter"), a copy of which was tabled. facility letter dated 11th May 2001


# 5.The directors declared their interests (if any) in the transactions contemplated by the Facility Letter and the Chairman noted that, pursuant to the articles of association of the Company.

     * none of the directors was thereby prohibited from voting at the meeting.


6. Discussion then took place on the terms of the Facility Letter.

7. IT WAS NOTED that from time to time the Company may wish to vary the Facilities and that it would be appropriate for certain variations to be authorised in advance at this meeting.

8. IT WAS RESOLVED that;

     # (a) it was in the interests of the Company, to its benefit and in furtherance of its objects, that the Company accept the Facilities;

     (b) any director of the Company (a "director") or any other person from time to time suthortsed to operate the . Gompany's current account with the Bank (an'authorlsed signatory"), be and Is hereby authorised to sign on behalf of the Company the Facility Letter and such other documents as such director or authorlsed signatory may deem necessary and proper in connection therewith:

     (e) any director or any authorised signatory be and is hereby authorised from time to time on behalf of the Company to approve any temporary excess borrowing or other accommodation or other temporary variation of the Facilities or of the terms of the Facility Letter.

9.   IT WAS FURTHER RESOLVED that:

     (a) any director be and is hereby authorised from time to time on behalf of the Company to agree with the Bank to (i) increase or otherwise vary the limits or accommodation available underthe Facilities, (ii) vary the terms on which the Facilities are to be made available or continued (whether as to security or otherwise) and (iii) for this purpose, execute any amendment or supplement to the Facility Letter and such other documents and do such other things as such director may deem necessary and proper in connection therewith;

     (b) any director or any authorised signatory be and is hereby authorised to sign on behalf of the Company any further security document which is to be executed under hand and which is required to be executed in connection with any variation of the Facilities approved by a director pursuant to resolution 9(a) above.

10. IT WAS FURTHER RESOLVED that any director or any authorised signatory be and is hereby authorised on behalf of the Company to execute such other documents and do such other things relating to any of the matters aforesaid as such director or authorised signatory may deem necessary and proper in connection therewith.

11. IT WAS FURTHER RESOLVED that a copy of these minutes (certified as a true copy by a director or the secretary) be delivered to the Bank and that the resolutions referred to herein shall remain in force, and the Bank shall be entitled to rely thereon, until a certified copy of an amending resolution duly passed by the board of directors of the Company shall have been delivered to the C&I, Wholesale Bank of the hank.


12. There being no further business the Chairman declared the meeting closed.


                                            /s/ Anthony So
                                            -----------------------------------
                                            Chairman

* To be completed/deleted (as appropriate).

# The directors should satisfy themselves as to the accuracy of these paragraphs